UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2011

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On April 6, 2011, XenoPort, Inc. (“XenoPort” or the “Company”) and GlaxoSmithKline (“GSK”) announced that the U.S. Food and Drug Administration (the “FDA”) has approved Horizant™ (gabapentin enacarbil) Extended-Release Tablets for the treatment of moderate-to-severe primary restless legs syndrome (“RLS”) in adults. Horizant is not recommended for patients who are required to sleep during the daytime and remain awake at night. The efficacy of Horizant in the treatment of patients with RLS was demonstrated in two 12-week clinical trials in adults. It is the first medication in its class to be approved for the treatment of RLS.

Discovered and developed by XenoPort, Horizant is a new chemical entity that utilizes the body’s nutrient transport mechanisms that are believed to facilitate its absorption into the body. Once absorbed, Horizant is converted into gabapentin, which binds to a specific type of calcium channel but does not exhibit affinity for other common receptors. The exact mechanism of action of Horizant in treating RLS is unknown. Horizant is not interchangeable with other gabapentin products because of differing pharmacokinetic profiles. The same dose of Horizant results in different plasma concentrations of gabapentin relative to the same dose of other gabapentin products.

IMPORTANT SAFETY INFORMATION about Horizant (gabapentin enacarbil)

The recommended dosage of Horizant (gabapentin enacarbil) is 600 mg once daily taken with food at about 5:00 pm. A daily dose of 1,200 mg provided no additional benefit compared with the 600-mg dose, but caused an increase in adverse reactions.

Gabapentin enacarbil causes significant driving impairment. Patients being treated with gabapentin enacarbil should not drive until they have gained sufficient experience to assess whether gabapentin enacarbil impairs their ability to drive. However, prescribers and patients should be aware that patients’ ability to assess their own driving competence, as well as their ability to assess the degree of somnolence caused by gabapentin enacarbil, can be imperfect.

Gabapentin enacarbil causes somnolence/sedation and dizziness. Patients should be advised not to drive a car or operate other complex machinery until they have gained sufficient experience on gabapentin enacarbil to assess whether gabapentin enacarbil impairs their ability to perform these tasks.

Gabapentin enacarbil is a prodrug of gabapentin, an antiepileptic drug (“AED”). AEDs increase the risk of suicidal thoughts or behavior in patients taking these drugs for any indication. Because Horizant is a prodrug of gabapentin, gabapentin enacarbil also increases this risk. Patients treated with any AED for any indication should be monitored for the emergence or worsening of depression, suicidal thoughts or behavior, and/or any unusual changes in mood or behavior.

When discontinuing gabapentin enacarbil, patients receiving the recommended dose of 600 mg daily can discontinue the drug without tapering. If the recommended dose is exceeded, the dose should be reduced to 600 mg daily for one week prior to discontinuation to minimize the potential of withdrawal seizure.

The dose of gabapentin enacarbil should be adjusted in subjects with renal impairment (creatinine clearance 30 to 59 mL/min); gabapentin enacarbil 600 mg should be administered on Day 1, Day 3, and every day thereafter. Gabapentin enacarbil is not recommended in patients with creatinine clearance less than 30 mL/min or in patients on hemodialysis.

In three 12-week clinical trials, the two most commonly observed adverse reactions for gabapentin enacarbil 600 mg per day (n=163), gabapentin enacarbil 1200 mg per day (n=269), and placebo (n=245), respectively, were somnolence/sedation (20%, 27%, and 6%) and dizziness (13%, 22%, and 4%).

Please see full Prescribing Information and Medication Guide available at www.gsk.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: April 7, 2011	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer